EXHIBIT 21.1

LIST OF SUBSIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of active subsidiaries directly or indirectly owned by each subsidiary as of March 31, 2015.

	% Ownership	U.S. Subsidiaries	Non-U.S. Subsidiaries

Profire Combustion, Inc., an Alberta, Canada corporation	100%	-	-